Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports First Quarter Results; Reaffirms Full Year Sales and Earnings Guidance

HOUSTON, TX, May 17, 2013 -- Stage Stores, Inc. (NYSE: SSI) today reported financial results for the first fiscal quarter ended May 4, 2013.

Total sales for the quarter increased 3.5% to $379 million from $366 million in the prior year first quarter ended April 28, 2012.  Comparable store sales for the quarter increased 0.7%.  The Company noted that its best performing categories were accessories and home & gifts.  Geographically, the Southwest was the best performing region for the quarter.

The Company reported an adjusted loss for the quarter, excluding one-time items, of $0.8 million, or $0.02 per share.  This compares to adjusted earnings, excluding one-time items, of $1.4 million, or $0.05 per diluted share, for the prior year first quarter.

Commenting on the Company's first quarter results, Michael Glazer, President and Chief Executive Officer, stated, "The unseasonably cool weather in March and April, particularly when compared to last year's warm spring, strongly impacted our sales performance.  We managed our inventory aggressively and ended the quarter in a clean inventory position.  We feel good about our merchandise assortments going into the second quarter.

"From an operational standpoint, we made excellent progress on a number of our key initiatives during the quarter.  Most importantly, our South Hill consolidation remained on track for a midyear completion.  We strongly believe that the consolidation will increase our productivity, create synergies, enhance our purchasing power, provide for a consistent message to our customers and accelerate sales growth.  In addition, we opened 10 new stores, and started the roll-out of our new prototype fixture packages in our top 40 doors.

--more--

Stage Stores Reports
First Quarter Results
Page – 2
"Looking ahead, we remain optimistic about our prospects for the remainder of the year.  We believe sales in the second quarter will benefit from pent-up demand for seasonal merchandise as temperatures normalize.  In addition, our accelerated first quarter clearance cadence, similar to last year's third quarter, should have a positive impact on our gross margins for the second quarter.  Overall, we feel extremely positive about the initiatives that we have underway to drive top-line and bottom-line growth.  As such, we are maintaining our comparable store sales and adjusted EPS guidance for the year.  As another testament to our confidence in delivering future earnings growth, last month we announced a 25% increase in our quarterly dividend rate.  This significant increase demonstrates our commitment to create value for our shareholders through increasing shareholder distributions," Mr. Glazer concluded.

Reported Earnings and One-Time Items
Including one-time items, the Company reported a net loss for the quarter of $6.9 million, or $0.21 per share, this year compared to a net loss of $0.4 million, or $0.01 per share, last year.  One-time items recorded in the first quarter of 2013, which total approximately $9.7 million, or $0.19 per share, are associated with the consolidation of the Company's South Hill, Virginia operations into its Houston headquarters.  Of the $9.7 million, $2.8 million is included in gross profit and $6.9 million is included in SG&A expenses.  One-time items recorded in the first quarter of 2012, which total approximately $3.0 million, or $0.06 per share, are associated with the resignation of the Company's former Chief Executive Officer in March 2012.

Full Year 2013 Guidance
The Company is maintaining its comparable store sales guidance for the year of an increase of 2% to 4%.  The Company is also maintaining its adjusted EPS guidance, excluding one-time items, of $1.45 to $1.55.  The one-time items are associated with the consolidation of the Company's South Hill operations into its Houston headquarters and are estimated to be approximately $16 million, or $0.30 per diluted share, for the year.

	FY 2013 OUTLOOK			FY 2012
Sales ($mm)	$1,698	-	$1,730	$1,646

Adjusted EPS	$1.45	-	$1.55	$1.33

Diluted Shares (m)	33,500			31,600

--more--

Stage Stores Reports
First Quarter Results
Page – 3
Store Activity
The Company reported that it opened ten new stores and closed two stores during the first quarter.  Bealls stores were opened in Canon City, CO, Presidio, TX and Winnemucca, NV; Goody's stores were opened in Starke, FL, Macon, GA, Corinth, MS and Havelock and Williamston, NC; and Peebles stores were opened in Houghton Lake, MI and Tunkhannock, PA.

Conference Call Information
The Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss its first quarter results.  Interested parties can participate in the Company's conference call by dialing 703-639-1180.  Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts and then the webcast link.  A replay of the conference call will be available online until midnight on Friday, May 31, 2013.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody's, Palais Royal, Peebles, Stage and Steele's names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family.  The Company currently operates 872 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains "forward-looking statements". Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company's sales, comparable store sales, EPS and diluted share count outlooks for the 2013 fiscal year.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2013, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Loss
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2013		April 28, 2012
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$378,637	100.0%	$365,694	100.0%
Cost of sales and related buying, occupancy and distribution expenses	288,421	76.2%	271,855	74.3%
Gross profit	90,216	23.8%	93,839	25.7%
Selling, general and administrative expenses	99,604	26.3%	92,740	25.4%
Store opening costs	972	0.3%	945	0.3%
Interest expense, net of income of $0 and $0, respectively	586	0.2%	831	0.2%
Loss before income tax	(10,946)	-2.9%	(677)	-0.2%
Income tax benefit	(4,090)	-1.1%	(259)	-0.1%
Net loss	$(6,856)	-1.8%	$(418)	-0.1%

Basic and diluted loss per share data:
Basic loss per share	$(0.21)		$(0.01)
Basic weighted average shares outstanding	32,306		30,536

Diluted loss per share	$(0.21)		$(0.01)
Diluted weighted average shares outstanding	32,306		30,536

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	May 4, 2013	February 2, 2013

ASSETS
Cash and cash equivalents	$26,598	$17,937
Merchandise inventories, net	452,633	413,928
Prepaid expenses and other current assets	40,384	35,467
Total current assets	519,615	467,332

Property, equipment and leasehold improvements, net	293,021	290,701
Intangible asset	14,910	14,910
Other non-current assets, net	24,436	21,928
Total assets	$851,982	$794,871

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$140,801	$110,826
Accrued expenses and other current liabilities	68,319	97,246
Total current liabilities	209,120	208,072

Long-term debt obligations	66,027	11,585
Other long-term liabilities	111,005	110,344
Total liabilities	386,152	330,001

Commitments and contingencies

Common stock, par value $0.01, 100,000 shares authorized,
32,713 and 32,014 shares issued, respectively	327	320
Additional paid-in capital	387,740	376,615
Less treasury stock - at cost, 0 and 0 shares, respectively	(859)	(701)
Accumulated other comprehensive loss	(6,040)	(6,135)
Retained earnings	84,662	94,771
Total stockholders' equity	465,830	464,870
Total liabilities and stockholders' equity	$851,982	$794,871

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012

Cash flows from operating activities:
Net loss	$(6,856)	$(418)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,047	15,036
Loss on retirements of property and equipment	186	-
Deferred income taxes	(428)	(20)
Tax benefit (deficiency) from stock-based compensation	1,597	(482)
Stock-based compensation expense	1,979	1,325
Amortization of debt issuance costs	64	95
Excess tax benefits from stock-based compensation	(1,792)	(126)
Deferred compensation obligation	158	20
Amortization of employee benefit related costs	153	103
Construction allowances from landlords	968	596
Changes in operating assets and liabilities:
Increase in merchandise inventories	(38,705)	(50,143)
(Increase) decrease in other assets	(7,525)	11,145
Increase in accounts payable and other liabilities	375	35,935
Total adjustments	(27,923)	13,484
Net cash (used in) provided by operating activities	(34,779)	13,066

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(16,809)	(9,780)
Net cash used in investing activities	(16,809)	(9,780)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	103,125	82,600
Payments of revolving credit facility borrowings	(48,475)	(78,525)
Payments of long-term debt obligations	(180)	(3,498)
Repurchases of common stock	(2,088)	(478)
Proceeds from exercise of equity awards	9,328	2,359
Excess tax benefits from stock-based compensation	1,792	126
Cash dividends paid	(3,253)	(2,726)
Net cash provided by (used in) financing activities	60,249	(142)
Net increase in cash and cash equivalents	8,661	3,144

Cash and cash equivalents:
Beginning of period	17,937	18,621
End of period	$26,598	$21,765

Stage Stores, Inc.
Reconciliation of Non-GAAP Financial Measures
(in millions, except earnings per share)
(Unaudited)

	Thirteen Weeks Ended
	May 4, 2013	April 28, 2012

Net income (loss):
On a U.S. GAAP basis	$(6.9)	$(0.4)
South Hill consolidation related charges, net of tax of $3.6	6.1	-
Former Chief Executive Officer resignation related charges, net of tax of $1.2	-	1.8
On a non-U.S. GAAP basis	$(0.8)	$1.4

Diluted earnings (loss) per share:
On a U.S. GAAP basis	$(0.21)	$(0.01)
South Hill consolidation related charges	0.19	-
Former Chief Executive Officer resignation related charges	-	0.06
On a non-U.S. GAAP basis	$(0.02)	$0.05